Exhibit 21
Subsidiaries of the Company

HYPERCOM CORPORATION
List of Subsidiaries

Name of Entity                                                 Jurisdiction of Organization
1.       Hypercom (Arizona), Inc.                                                   Arizona
2.       Hypercom U.S.A., Inc.                                                     Delaware
3.       Hypercom Latino America, Inc.                                              Arizona
4.       Hypercom Manufacturing Resources, Inc.                                     Arizona
5.       Hypercom do Brasil Industria e Comercio Limitada                            Brazil
6.       Hypercom Asia Ltd.                                                       Hong Kong
7.       Hypercom Australia Pty., Ltd.                                            Australia
8.       Hypercom Europe, Inc.                                                      Arizona
9.       Hypercom FSC, Inc.                                                        Barbados
10.      Hypercom Financial, Inc.                                                   Arizona
11.      Hypercom Net Transactions, Pty., Ltd.                                    Australia
12.      Hypercom Hungary KFT                                                       Hungary
13.      Hypercom Network Systems Ltd                                             Hong Kong
14.      Hypercom Far East, Ltd.                                                  Hong Kong
15.      Hypercom Asia (Singapore) Pte Ltd                                        Singapore
16.      Hypercom Canada Ltd                                                         Canada
17.      Hypercom de Mexico                                                          Mexico
18.      Hypercom de Argentina                                                    Argentina
19.      Hypercom de Chile, S.A.                                                      Chile
20.      Hypercom de Venezuela                                                    Venezuela